Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 14, 2021, with respect to the consolidated financial statements of Cellebrite DI Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Member Firm of KPMG International

September 3, 2021